Exhibit 10.1

DESCRIPTION OF COMPENSATION ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS
For the period between each annual meeting of shareholders, non-employee directors receive the following compensation:

•	annual retainer - $75,000, payable at the director’s election in shares of State Street common stock or in cash;

•	meeting fees - $1,500 for each Board and committee meeting attended, together with reimbursement of expenses incurred as a result of attending such meetings, payable in cash;

•
an annual common stock award in an amount of shares equal to $140,000 divided by the closing price of the stock on the date of the annual meeting that begins the period (with additional stock amounts to reflect dividends if the award is deferred);

•	a pro-rated annual retainer and annual common stock award for any director joining the Board after the annual meeting that begins the period;

•	an additional annual retainer for the Lead Director of $90,000, payable at the director’s election in shares of State Street common stock or in cash;

•
an additional annual retainer for the Examining and Audit Committee Chair and for the Risk and Capital Committee Chair of $25,000, payable at the director’s election in shares of State Street common stock or in cash;

•	an additional annual retainer for the Chair of the Executive Compensation Committee of $20,000, payable at the director’s election in shares of State Street common stock or in cash;

•	an additional annual retainer for the Chair of the Nominating and Corporate Governance Committee of $15,000, payable at the director’s election in shares of State Street common stock or in cash; and

•
an additional annual retainer for each member of the Examining and Audit Committee and for each member of the Risk and Capital Committee, other than the Chairs, of $10,000, payable at the director’s election in shares of State Street common stock or in cash.

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 0% or 100% of their (1) retainers, (2) meeting fees, or (3) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers or meeting fees may also make notional investment elections with respect to those deferrals, with a choice of notional investment fund returns. To the extent the amounts are deferred they will (a) be paid as elected by the director, on either the date of the director’s termination of service on the Board or on the earlier of such termination and a future date specified, and (b) be paid in the form elected by the director as either a lump sum or in installments over a two- to five-year period.